EXHIBIT 10.32

dELiA*s, Inc.

Non-Competition and Confidentiality Agreement

DATE: February 6, 2007

NAME: Mr. Stephen A. Feldman

Dear: Steve

In order to accept your offer of employment with dELiA*s, Inc., a Delaware corporation (“The Company”), you must sign and return this Non-Competition and Confidentiality Agreement (the “Agreement”).

As you know, The Company has by letter made you an offer of employment which sets forth the terms and conditions of your proposed employment with The Company, including your initial pay and benefits.

In consideration of the employment currently offered to you by The Company, you agree to the following:

1.    Confidentiality:

The Company and each entity, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with The Company (each, an “Affiliate”), have developed, use and maintain trade secrets and other confidential and proprietary information including, without limitation, training materials, product information, personnel information relating to their employees, operating procedures, marketing information, profit and loss and other financial information, inventory strategy, product costs, gross profit margins, selling strategies, client lists, supplier information, and customer information (the “Confidential Information”), and The Company and its Affiliates have taken and shall continue to take, and expects you to take, all reasonable measures to protect the confidentiality of such Confidential Information. It is understood that for purposes of this Agreement, “Confidential Information” does not include information that (i) is in the public domain at the time of your receipt thereof, (ii) otherwise becomes public other than as a result of your breach of your obligations hereunder, (iii) is rightfully received from a third party without any obligation of confidentiality to The Company or any Affiliate or (iv) is independently developed by you.

You acknowledge that, during your employment with The Company, you will have direct access to and knowledge of the Confidential Information, and you acknowledge that if you become employed or affiliated with any competitor of The Company in violation of your obligations in Section 2 of this Agreement, it is possible that you would disclose the Confidential Information to such competitor. You covenant and agree that all such Confidential Information is and shall remain the sole property of The Company and/or its Affiliates, as applicable, and that you will hold in strictest confidence, and will not (except as required in the course of your employment with The Company) disclose to any business, firm, entity or person, either directly or indirectly, any of the Confidential Information. You further agree that you will return all such Confidential Information (regardless of how it is maintained) and any copies thereof to The Company within three days of the termination of your employment, whether voluntary or involuntary and regardless of the reason for termination. The terms of this paragraph are in addition to, and not in lieu of any legal or other contractual obligations that you may have relating to the protection of the Confidential Information. The terms of this paragraph shall survive indefinitely the termination of this Agreement and/or your employment with The Company.

2.    Non-Competition.

You acknowledge that The Company and its Affiliates have invested substantial time, money and resources in the development and retention of their respective customers, accounts and Confidential Information. You acknowledge and agree that any and all “goodwill” associated with any customer or account of The Company or any of its Affiliates belongs exclusively to The Company and/or its Affiliates, as the case may be. You further acknowledge and agree that, during the course of your performing services for The Company will, and its Affiliates may, furnish, disclose or make available to you confidential and proprietary information related to The Company’s and its Affiliates’ business(es) and that The Company and/or one or more Affiliates may provide you with unique and specialized training. You also acknowledge that such confidential information and such training have been developed and will be developed by The Company and/or one or more Affiliates through the expenditure by The Company and/or one or more Affiliates of substantial time, effort and money and that all such confidential information and training could be used by you to compete with The Company and/or one or more Affiliates.

In recognition of this, you covenant and agree as follows:

2.1 Definition of Competitive Business. You understand and acknowledge that The Company’s and its Affiliates’ business interests are world-wide because The Company’s and its Affiliates’ products and/or services are sold in countries around the world and The Company’s and its Affiliates’ competitors similarly operate from and market their products and/or services in many locations around the world. As used in this Agreement (i) the term “Company Business” means any business engaged in by The Company or any of its Affiliates at any time anywhere in the world during your employment by The Company and (ii) the term “Competitive Business” means any Company Business engaged in by any third party anywhere in the world.

2.2 Non-Competition. From the date hereof until the date that is the 6 month anniversary date of the termination of your employment with The Company (or any Affiliate, as applicable and whichever is later) (the “Restricted Period”), you shall not, directly or indirectly, without the prior written consent of The Company, individually or in partnership with, as part of a joint venture with, or otherwise in conjunction in any other manner with any other entity:

(a)	be engaged in any manner whatsoever, including, without limitation, as an employer, owner, partner, consultant, adviser, principal, agent, stockholder, member or proprietor, in any Competitive Business;

(b)	either individually or on behalf of or through any third party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with any Company Business, any customers or patrons of any Company Business, or any prospective customers or patrons with respect to which The Company or any Affiliate has developed or made a sales presentation (or similar offering of services); or

(c)	advise, invest in, lend money to, guarantee the debts or obligations of, or otherwise have any other financial interest in any Competitive Business. Notwithstanding the foregoing, you shall be permitted to make wholly passive investments in any publicly held Competitive Business, provided that your direct and indirect ownership shall not exceed 1% (by voting power) of the aggregate ownership interests in the entity conducting such Competitive Business.

3.    No Solicitation.

3.1. No Solicitation of Employees. You acknowledge the importance to the business carried on by The Company and its Affiliates of the human resources engaged and developed by such entities. Accordingly, for a period of 12 months after the termination of your employment, you covenant and agree that you shall not, directly or indirectly, induce or solicit or assist any third party in inducing or soliciting any employee or consultant of The Company or any Affiliate to leave The Company or any Affiliate or to accept employment or engagement elsewhere. The Company acknowledges that placing advertisements soliciting employees of the type then employed by The Company or its Affiliates in newspapers, Internet job sites and similar media generally accessible to the public shall not be deemed to be a breach of this Section.

3.2. No Solicitation of Clients and Suppliers. You acknowledge the importance to the business carried on by The Company and its Affiliates of the client and supplier relationships developed by it and them and the unique opportunity that your employment or engagement and your access to the Confidential Information offers to interfere with these relationships. Accordingly, you covenant and agree that you shall not for a period of 12 months after the termination of your employment, directly or indirectly, contact or solicit any person who you know to be a prospective, current or former client or supplier of The Company or any Affiliate for the purpose of selling to such client or buying from such supplier any products or services for the benefit of any Competitive Business.

4.    Provisions Necessary and Reasonable:

You agree that (i) the provisions of Sections 1, 2 and 3 are necessary and reasonable to protect The Company’s and its Affiliates’ Confidential Information and goodwill; (ii) the specific time, geography and scope provisions set forth in Section 2 are reasonable and necessary to protect The Company’s and its Affiliates’ business interests; and (iii) in the event of your breach of any of your agreements set forth in Sections 1, 2 and 3, The Company and its Affiliates would suffer substantial irreparable harm and that such corporations would not have an adequate remedy at law for such breach. In recognition of the foregoing, you agree that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as The Company or any Affiliate may have at law, without posting any bond or security, The Company or any Affiliate shall be entitled to seek and obtain equitable relief, in the form of specific performance, or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect The Company’s or any Affiliate’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

5.    Choice of Law; Enforceability; Waiver of Jury Trial:

You acknowledge that a substantial portion of The Company’s business is based out of and directed from the State of New York, where The Company maintains its principal offices and administer all employee compensation and benefits. You also acknowledge that during the course of your employment with The Company you will have substantial contacts with New York.

This Agreement shall be deemed to have been made in the State of New York, shall take effect as an instrument under seal within New York, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of New York, without giving effect to conflict of law principles. The parties further acknowledge that the last act necessary to render this Agreement enforceable is its execution by The Company in New York, and that the Agreement thereafter shall be maintained in New York. The parties agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in New York in a court of competent jurisdiction. The parties further acknowledge that venue shall exclusively lie in New York and that material witnesses and documents would be located in New York. The parties further agree that any action, demand, claim or counterclaim shall be resolved by a judge alone, and the parties hereby waive and forever renounce the right to a trial before a civil jury.

6.    Miscellaneous:

(a) You acknowledge and agree that should you transfer between or among any Affiliates of The Company or The Company, wherever situated, or otherwise become employed by any Affiliate of The Company or The Company, or be promoted or reassigned to functions other than your present functions, the terms of this Agreement including, but not limited to, Sections 1, 2 and 3 hereof, shall continue to apply with full force. The

Company may also assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of The Company’s business or that aspect of The Company’s business in which you are principally involved. Your rights and obligations under this Agreement may not be assigned by you without the prior written consent of The Company.

(b) If any provision of this Agreement is held by a court of law to be illegal, overly broad or otherwise unenforceable in duration, geographical coverage, substantive scope, or otherwise, that provision will be narrowed to the broadest term permitted by applicable law and enforced as so narrowed, and such court is hereby given express authority by the undersigned to modify the offending provisions hereof and/or to delete specific words and phrases (“blue-penciling”) without the signature or prior consent of the undersigned to the extent necessary to make them enforceable to the fullest extent permitted under applicable law, and in its reduced or blue-penciled form such provision shall then be enforced. Additionally, each provision of this Agreement restricting your activities in any way is intended to be separate from and enforceable separately from each such other provision. Without limiting the foregoing, the provisions of paragraphs 1 and 2 of this Agreement are intended to be separable and several from each other and from each other provision of this Agreement.

(c) No amendment, waiver or revocation of this Agreement of any kind shall be effective unless supported by a written instrument executed by you and an authorized officer of The Company. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(d) You hereby acknowledge that you have had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement. You further acknowledge that you fully understand its terms and have voluntarily executed this Agreement and that the restrictions placed on you by this Agreement are reasonably necessary to protect The Company’s and any Affiliate’s interests and will not preclude you from being gainfully employed in a suitable capacity following the termination of your employment given your general knowledge and experience.

(e) The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

(f) Should any party breach this Agreement, in addition to all other remedies available at law or in equity, such party shall pay all of any other party’s costs and expenses resulting therefrom and/or incurred in enforcing this Agreement, including legal fees and expenses.

(g) This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h) All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

Kindly acknowledge your acceptance of this Agreement by signing both copies of this letter where indicated.

dELiA*s, Inc.

/S/ ROBERT E. BERNARD
By: Robert E. Bernard Title: CEO

Dated: February 8, 2007

ACCEPTED AND AGREED:

/S/ STEPHEN A. FELDMAN
Print Name:

Dated: February 8, 2007

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